CCB FUNDS
ITEM 77C - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
A Special Meeting of Trust shareholders was held on December 17, 1999. As of October 27, 1999, the record date for shareholder voting at the meeting, there were 4,307,463 total outstanding Shares. The following items were considered by shareholders and the results of their voting were as follows:
Agenda Item 1.  To elect Trustees1






For



Withheld Authority To Vote
Thomas G. Bigley

4,307,463

0
Nicholas P. Constantakis

4,307,463
 0
John F. Cunningham

4,307,463
  0
J. Christopher Donahue

4,307,463
  0
Charles F. Mansfield, Jr.

4,307,463
  0
John E. Murray, Jr.

4,307,463
  0
John S. Walsh

4,307,463
  0

1	The following Trustees continued their terms as Trustees of the
Trust: John F. Donahue, John T. Conroy, Jr., Lawrence D. Ellis, M.D., Peter E. Madden and Marjorie P. Smuts.